EXHIBIT 99.1

THANE INTERNATIONAL ANNOUNCES PRELIMINARY RESULTS
FOR YEAR ENDED MARCH 31, 2003

La Quinta, CA, July 1, 2003 — Thane International, Inc. (“Thane”) (OTCBB: THAN) today announced preliminary financial results for the fiscal year ended March 31, 2003. Total revenues for the year were $159.2 million, representing a 31.2% decrease over total revenues of $231.5 million in 2002. Net loss in 2003 was $(32.9) million, or $(0.94) per share, compared to net income of $9.9 million and $0.30 per share for the year ended March 31, 2002.

     In the quarter ended March 31, 2003, the preliminary operating results of Thane included a non-cash write-off of $21.8 million related to the impairment of goodwill allocated to the acquisition of Krane Holdings, Inc. in March 2002. As of June 30, 2003, the preliminary operating results of Thane do not include a potential non-cash write-off related to the impairment of goodwill allocated to the acquisition of Reliant Interactive Media Corp. in May 2003. The total balance of goodwill allocated to the acquisition of Reliant at March 31, 2003 was $4.1 million.

     As of December 31, 2002, Krane was in default of its credit facility with LaSalle Bank National Association due to violations of certain debt covenants. In addition, this credit facility matured in February 2003. The Company was unable to negotiate a waiver for these violations or a short-term extension of this facility. As a result, on June 18, 2003, LaSalle exercised their secured rights under this facility, and accordingly, took possession of 100% of the capital stock of Krane. Therefore, as of March 31, 2003, Thane recognized a non-cash write-off of 100% of the goodwill associated with the Krane acquisition, or $21.8 million. In conjunction with the Krane acquisition, Thane’s current lenders entered into an intercreditor agreement with LaSalle whereby they agreed that there would be no cross default between the credit facilities of Krane and Thane. Accordingly, the aforementioned events did not result in a default under Thane’s existing credit facility.

     At March 31, 2003, Thane was in default of its existing credit facility due to violations of certain debt covenants. On June 26, 2003, Thane obtained a waiver from its lenders with respect to this default and amended the financial covenants of the existing agreement.

     Due to the accounting and disclosure issues related to the items discussed above, Thane has filed a notification of late filing with the Securities and Exchange Commission with respect to Thane’s Form 10-K for the year ended March 31, 2003. Thane anticipates that this Form 10-K will be filed no later than July 15, 2003.

     As previously reported, in the quarter ended December 31, 2002, Thane took a total write-off of $8.2 million. The write-off primarily consisted of product financing receivables, inventory, prepaid royalties and production costs related to products that we are no longer able to sell in our channels of distribution, in the amount of $6.2 million. In addition, the total write-off amount includes a charge of $1.4 million related to a settlement with the Canadian government regarding a health and beauty product sold in Canada for which the Company was required to refund monies to customers who returned the product. The total charge of $8.2 million, for the third quarter ended December 31, 2002, reduced total revenues by $2.2 million, increased cost of sales, including selling expenses by $5.8 million and increased general and administrative expenses and other expenses by $30,000 and $129,000 respectively.

     All comparisons to prior periods below are based on historical amounts for the years ended March 31, 2003 and March 31, 2002 and, accordingly, include the write-offs discussed above.

About Thane International, Inc.

Thane is a global leader in the multi-channel direct marketing of consumer products in the fitness, health and beauty and housewares product categories. Thane’s distribution channels in the United States, and through its 186 international distributors and strategic partners, in 80 countries around the world, include direct response TV, home shopping channels, catalogs, retail, telemarketing, print advertising, credit card inserts and the Internet. Thane develops and acquires products, arranges low-cost manufacturing (primarily offshore), and then markets and distributes its products through its various distribution channels. Thane believes its management of each facet of this process enables it to maximize the return on investment on its products and create profitable products for target markets. The Company’s website is www.thaneinc.com.

Except for the historical statements contained herein, all statements made in this release are “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and are subject to risks, uncertainties, and other factors that could cause actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking statements. Factors that could affect Thane’s actual results include, among others, growth management challenges including the growth resulting from the acquisition of Reliant Interactive Media Corp. in May 2002, the difficulties of integrating acquisitions, a decline in consumer spending due to unfavorable economic conditions, government regulatory action, finding or developing new products, the effect of competition and changes to the competitive environment for the Company’s products and services, future financing, reliance on strategic partners, and other factors detailed, from time to time, in the Company’s filings with the Securities and Exchange Commission.

Thane International, Inc.
Condensed Consolidated Statements of Operations
Unaudited
(Dollars in thousands, except per share data)

	Year ended	Year ended
	March 31,	March 31,
	2003	2002

Total revenues	$159,224	$231,453

Total costs and expenses	189,998	200,858

Income (loss) from operations	(30,774)	30,595

Interest and other expense	5,292	11,875

Income (loss) before income taxes	(36,066)	18,720

Net income (loss)	$(32,923)	$9,860

Basic income/(loss) per common share	$(0.94)	$0.30

Weighted average shares-basic	34,940,817	32,533,958

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For further information, please contact: Bill Hay, CEO, (760) 777-0217, bhay@thaneinc.com, or Kevin McKeon, CFO, (813) 282-1717, ext. 112, kmckeon@thaneinc.com